 Exhibit 99.1

Zoom® Telephonics Raises $1.6 Million In Private Placement; Appoints Former Dell Executive to Board of Directors

Boston, MA October 25, 2016 -- Zoom Telephonics, Inc. (OTCQB: ZMTP) (“the Company” or “Zoom”), a leading producer of cable modems and other communications products, announced that on October 24, 2016, it entered into subscription agreements with investors in connection with a non-brokered private placement (“the Offering”) of 619,231 unregistered shares at $2.60 per share for gross proceeds of approximately $1.6 million. Additionally, the Company announced that one of the investors in that private placement, Peter Sykes, has joined Zoom’s board of directors with a primary goal of assisting Zoom’s expansion outside the United States.

The Company anticipates filing a registration statement on Form S-1 to register the shares sold in the Offering. The purchased shares will not be eligible for sale until six months after the closing of the Offering. The Offering was negotiated at arm’s length.

Zoom intends to use the net proceeds of the offering for continued product development and the rollout of global sales under its expanded Motorola license.  In August 2016, the Company announced the signing of an amendment to its exclusive license agreement with Motorola Mobility LLC to include the worldwide rights to use the Motorola brand for certain Consumer Wi-Fi Home-Networking products. The amendment extends the license from cable modem products to include routers, Wi-Fi range extenders, home powerline network adapters, and wireless access points. The license agreement continues through December 31, 2020 and can be extended with mutual agreement.

Peter Sykes is a British entrepreneur and investor.  He had a successful corporate career with Dell Inc., initially setting up the Dell subsidiaries in Switzerland and Austria and later developing the Dell Global Enterprise Program across Europe. Subsequently Mr. Sykes spearheaded Dell’s development of Thailand, Korea and India. Mr. Sykes has a wealth of experience developing electronics hardware sales channels.

“I am looking forward to joining the board of Zoom Telephonics Inc., and becoming an active advisor focusing on the Company’s international development in Europe and Asia,” said Mr. Sykes.

“We are pleased to welcome Peter Sykes to our board, and we look forward to his help as we move forward to drive our international growth,” said Frank Manning, Zoom’s President and CEO. “Zoom has an aggressive product and marketing plan for our Motorola brand products, and the proceeds from this offering will help us to fuel our growth strategy, particularly given the recent expansion of our Motorola license. The offering also means that we now meet the equity requirement for a Nasdaq or NYSE MKT listing, an added plus.”

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. For more information about Zoom and its products, please see www.zoomtel.com ..

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom Telephonics' plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom's production and shipping; Zoom's reliance on several key outsourcing partners; uncertainty of key customers' plans and orders; risks relating to product certifications; Zoom's dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom's filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom's expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact Information
John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 203.972.9200
jnesbett@institutionalms.com

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